Oconee Federal Financial Corp. 8-K

Exhibit 99.1

OCONEE FEDERAL FINANCIAL CORP. ANNOUNCES ANNUAL FINANCIAL RESULTS

Seneca, South Carolina (August 12, 2022) – Oconee Federal Financial Corp. (Nasdaq: OFED) (the “Company”), the holding company for Oconee Federal Savings and Loan Association (“Oconee Federal”), announced today net income of $4.1 million, or $0.72 per diluted share, for the year ended June 30, 2022, which was the same as the net income of $4.1 million, or $0.72 per diluted share, for the year ended June 30, 2021.

June 30, 2022 Year End Summary:

•	Forty-three consecutive quarterly dividends of $0.10 per share since the quarter ended December 2011.
•	Total assets were $544.8 million, an increase of 0.2% from $543.7 million at June 30, 2021.
•	Total loans outstanding were $345.1 million, up from $339.1 million at June 30, 2021.

“The year ended June 30, 2022 was a good year for Oconee Federal. Net income remained stable at $4.1 million when compared to the year ended June 30, 2021” stated Curtis T. Evatt, President and Chief Executive Officer. “We had modest growth in both our loan and deposit balances. Loans increased 1.8% and deposits increased 4.5% over the prior year balances. In light of today’s ever changing economic, competitive and interest rate environments, as well as the continued economic disruptions as a result of the global COVID-19 pandemic, we view our current financial statement position as stable and our Company prepared to succeed as we look forward to our opportunities in the future. ”

Cash Dividend Declared

Total dividends paid during the year ended June 30, 2022 were $2.2 million. On July 28, 2022, the Board of Directors of the Company declared a quarterly cash dividend of $0.10 per share of the Company’s common stock payable to stockholders of record as of August 11, 2022, which is payable on August 25, 2022.

About Oconee Federal

Oconee Federal Financial Corp. (NASDAQ Capital Market: OFED) is the holding company of Oconee Federal Savings and Loan Association. Oconee Federal Savings and Loan Association is a federally chartered savings and loan association founded in 1924 and headquartered in Seneca, South Carolina. Oconee Federal Savings and Loan Association is a community oriented financial institution operating eight full-service branch locations in Oconee County, South Carolina, Pickens County, South Carolina, Stephens County, Georgia and Rabun County, Georgia.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Association’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify fiscal year forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

Investor/Media Contact:

Curtis T. Evatt

President & Chief Executive Officer

Oconee Federal Financial Corp.

201 East North Second Street

Seneca, South Carolina

864-882-2765